Global Crossing Announces
Consolidated First Quarter 2005 Results

• “Invest and grow” revenue grew 2 percent year over year, with gross margin of 54 percent.
• Gross margin dollars grew to $206 million in first quarter, a year-over-year increase of 10 percent.
• Adjusted EBITDA improved 24 percent year over year.

FOR IMMEDIATE RELEASE: TUESDAY, MAY 10, 2005

Florham Park, NJ — Global Crossing (NASDAQ: GLBC) today reported financial results for the first quarter of 2005.

“Global Crossing’s first quarter results continue to prove our execution against a focused business plan that is accelerating our pace toward profitability,” said John Legere, Global Crossing’s chief executive officer. “Just as initiatives to streamline and focus our UK business yielded significant improvements in its 2004 results, likewise those same initiatives are now producing results for Global Crossing’s consolidated business, particularly with respect to gross margins and Adjusted EBITDA.”

Management will hold a conference call at 9:00 a.m. ET on Tuesday, May 10, 2005 to review the company’s first quarter results.

Revenue
Revenue for the first quarter of 2005 was $526 million, representing a sequential decline of approximately 8 percent compared with the fourth quarter of 2004, when revenue was reported at $573 million, and a year-over-year decline of 21 percent compared with first quarter of 2004, when revenue was reported at $666 million.

“At the end of 2004, we chose to concentrate on higher-margin revenues from our core IP services, resulting in lower total revenues,” continued Mr. Legere. “The result has been a significant improvement in gross margins, both as a percentage of revenue and in terms of absolute dollars, as well as steady growth in those core revenues.”

Revenue in the company’s “invest and grow” category — that is, Global Crossing’s core businesses serving global enterprise, government, collaboration and carrier data customers through direct and indirect channels — grew to $273 million in the current period, up from $271 million in the fourth quarter of 2004 and $268 million in the first quarter of 2004. “Invest and grow” revenue from the company’s Global Crossing (UK) Telecommunications subsidiary (GCUK) declined by $3 million to $111 million when compared to the fourth quarter of 2004, while such revenue from operations outside of the UK increased sequentially by $5 million to $162 million. When comparing year over year, GCUK experienced an “invest and grow” revenue decline of $3 million, while the rest of the company’s operations increased revenues by $8 million in this revenue category.

As a result of restructuring activities initiated in 2004, Global Crossing’s “manage for margin” revenue declined by 17 percent sequentially, from $264 million in the fourth quarter of 2004 to $219 million in the first quarter of 2005. This category of revenue, which comprises Global Crossing’s wholesale voice business, is one that management will continue to manage closely in order to increase profitability. Wholesale voice revenue declined 38 percent when compared to the first quarter of 2004, when this category contributed $351 million in revenue.

“Shifting our revenue mix to include a greater percentage of core services revenue is a key component of our global strategy, one that will yield more stable and more profitable recurring revenue in the long term,” said Mr. Legere. “Our first quarter results, including both the revenue mix and our successful disposition of non-core businesses, attest to our continued focus on our niche, providing higher-margin IP services to global enterprises.”

On May 3, 2005, the company announced completion of the sale of its trader voice business, generating $22 million in net cash proceeds. Additionally, on March 21, 2005, the company announced an agreement to sell its small business group (SBG) for expected net cash proceeds of $35 million. Global Crossing expects to complete the sale of SBG in the third quarter. The sales of both businesses align with the company’s plan to de-emphasize non-strategic areas of its business, including the small- to medium-sized enterprise space and specialized trader voice services, while continuing to enjoy revenue from these market segments through indirect sales by its partners. Together, the anticipated net sales proceeds from trader voice and SBG total $57 million, an amount included in the company’s 2005 cash guidance of $60 to $80 million to be generated from sales of non-core assets, marketable securities and indefeasible rights of use.

Gross Margin
Gross margin as a percentage of revenue improved significantly in the first quarter of 2005 to 39 percent, compared with 36 percent for the fourth quarter of 2004 and 28 percent for the first quarter of 2004. Gross margin dollars remained flat sequentially and increased from $187 million in the first quarter of 2004 to $206 million in the first quarter of 2005, despite a revenue decline of $140 million.

Within the “invest and grow” category, gross margins were $149 million or 54 percent of “invest and grow” revenue in the first quarter of 2005. This compares with $153 million or 56 percent of this revenue category in the fourth quarter of 2004, and $133 million or 50 percent of such revenue in the first quarter of 2004. Gross margins at GCUK declined $7 million sequentially to $77 million. Of this decline, $2 million was attributable to GCUK’s sequential revenue decline, while the balance reflected the impact of one-time net cost of access credits of $5 million in the fourth quarter of 2004. The $7 million sequential decline in GCUK’s gross margins in the “invest and grow” category was partially offset by a $3 million increase to $72 million in “invest and grow” gross margins for Global Crossing’s business in the rest of the world. The year-over-year increase in consolidated “invest and grow” gross margins comprised an $18 million increase in contribution from the rest of the world, partially offset by a $2 million reduction from GCUK.

Gross margins for the “manage for margin” category improved significantly in the first quarter of 2005 to 17 percent of revenue or $38 million in absolute terms, despite a revenue decline of $132 million year over year. This compares with 13 percent of revenue or $33 million in the fourth quarter of 2004 and 9 percent of revenue or $31 million in the first quarter of 2004.

Global Crossing lowered its cost of access charges by 13 percent sequentially, to $320 million in the first quarter of 2005, from $367 million in the fourth quarter of 2004. Cost of access declined 33 percent when compared to the first quarter of 2004, when cost of access was reported at $479 million.

The sequential and year-over-year reductions in access costs resulted primarily from lower wholesale voice volume, continued improvement in access costs associated with all business categories, and the company’s strategic shift toward a greater ratio of higher-margin IP services revenue, which relies to a lesser extent on the services of access providers. The company continues to aggressively manage its access spending by optimizing its access network, leveraging its wide array of access vendors, and extending its network closer to the customer.

Operating Expenses
Operating expenses for the first quarter of 2005 were $208 million, compared with $198 million in the fourth quarter of 2004 and $193 million for the first quarter of 2004. The sequential operating expense increase reflects an $11 million net increase in restructuring charges, an $8 million increase in non-income related taxes, and a $5 million increase in non-cash stock compensation expense. These items were partially offset by an $8 million reduction in professional fees, a $5 million medical contribution excess, and a $2 million legal settlement gain.

The year-over-year increase resulted primarily from a $24 million increase in the company’s non-cash real estate restructuring reserve, an $8 million increase in non-cash stock compensation expense, and a $4 million increase in the incentive compensation accrual. These increases were offset by $12 million of reductions in rents and network operations, a one-time $5 million excess in medical contributions, a $2 million decrease in non-income taxes, and a $2 million legal settlement gain.

Third party maintenance costs for the first quarter of 2005 were $26 million, compared with $27 million and $31 million for the fourth and first quarters of 2004, respectively.

Earnings
For the first quarter of 2005, Adjusted EBITDA (as defined in tables that follow) was reported at a loss of $28 million, compared with a loss of $19 million in the fourth quarter of 2004 and a loss of $37 million in the first quarter of 2004.

The $9 million sequential decline in Adjusted EBITDA resulted primarily from the changes in operating expenses mentioned above. For the first quarter of 2005, unusual items included $5 million in excess medical contributions, $2 million in a legal settlement gain and a $24 million increase in the company’s real estate restructuring reserve. The fourth quarter of 2004 also had unusual items, but there was no net impact on Adjusted EBITDA. Absent the unusual items mentioned above, Adjusted EBITDA for the first quarter of 2005 would have improved $7.5 million or 40 percent over the fourth quarter of 2004.

The $9 million year-over-year improvement in Adjusted EBITDA reflected a $19 million improvement in gross margins, $5 million in reduced third party maintenance costs, a $12 million reduction in rents and network operations, and a $2 million decrease in non-income taxes. Some of this improvement was offset by an $8 million increase in non-cash stock compensation expense and a $4 million increase in the accrual for incentive compensation. In addition, unusual items for the first quarter included a non-cash $24 million increase in the company’s real estate restructuring reserve, $5 million in excess medical contributions, and a $2 million legal settlement gain. Unusual items in the first quarter of 2004 had no net impact. Absent the unusual items in the first quarter of 2005, Adjusted EBITDA would have improved $25 million or 69 percent over the previous year.

Consolidated loss applicable to common shareholders in the first quarter of 2005 was reported at $107 million, compared with losses of $109 million and $28 million for the first and fourth quarters of 2004, respectively.

Pursuant to the SEC’s Regulation G, a definition and reconciliation of the company’s Adjusted EBITDA measures to the reported net income or loss for the relevant periods is included in the attached schedules.

Capital Expenditures
For the first quarter of 2005, cash paid for capital expenditures (“capex”) and capital leases was $27 million, compared with $32 million in the first quarter of 2004 and $21 million in the fourth quarter of 2004. Approximately two-thirds of the company’s total capex was used for success-based, revenue-generating opportunities in IP and managed services, as well as for enhancement of the company’s Voice over Internet Protocol (VoIP) network. As it adds capacity and capabilities to its VoIP network in 2005, Global Crossing plans to continue decommissioning Time Division Multiplexing (TDM) switches.

Cash and Liquidity
As of March 31, 2005, unrestricted cash and cash equivalents were approximately $277 million. Restricted cash was $22 million.

Global Crossing’s cash used in operating and financing activities in the first quarter of 2005 totaled $57 million. GCUK’s net cash provided by operating and financing activities was $7 million, while Global Crossing’s business outside the UK used $64 million. This cash flow was driven by a net loss from operations, 2004 annual cash bonuses that were paid in the first quarter, working capital changes resulting from the company’s decision to pay certain maintenance-related obligations upfront in order to generate full-year savings, and repayment of capital leases. Cash used in investing activities, specifically in the purchases of property and equipment and changes in restricted cash, amounted to $29 million. Finally, the company experienced a $2 million reduction in cash as a result of the effects of exchange rate changes on cash and cash equivalents.

The company’s cash burn was significantly impacted by 2004 annual cash bonuses paid during the first quarter, and certain front-loaded maintenance-related expenditures that will result in lower total cash spending for the full year. Cash burn is expected to diminish significantly throughout 2005, as operating leverage and working capital improve. Proceeds from sales of Global Crossing’s trader voice and small business group businesses, which the company expects to receive in future quarters, will also reduce its cash burn. Specifically, the sale of trader voice, which was completed on May 3, 2005, yielded net proceeds of $22 million, and the sale of the small business group, scheduled to close in the third quarter of 2005, is expected to generate net proceeds of $35 million.

Summary of specific financial guidance for 2005 compared with first quarter results:

Metric	2005 Guidance (in millions)	First Quarter Performance
Revenue	$1,800 - $1,950	$526
“Invest and Grow” Revenue	$1,120 - $1,195	$273
Wholesale Voice Revenue	$615 - $685	$219
“Harvest/Exit” Revenue	$65 - $70	$ 34
Gross Margin Percentage	36% - 41%	39%
Adjusted EBITDA	($145 - $115)	($28)
Cash Use	($180 - $150)	($88)
Capital Expense/Capital Leases	$95 - $100	$ 27

Conference Call
The company has scheduled a conference call for Tuesday, May 10, 2005 at 9:00 a.m. ET to discuss its financial results. The call may be accessed at +1 212-271-4510 15 minutes prior to the start time. A Webcast will also be available at http://www.globalcrossing.com/xml/investors/index.xml.

A replay of the call will be available on Tuesday, May 10, 2005 beginning at 11:30 a.m. ET and will be accessible until Tuesday, May 17, 2005 at 11:30 a.m. ET. The replay call-in number is +1 402-977-9140 or +1 800-633-8284. The reservation number is 21242732.

ABOUT GLOBAL CROSSING
Global Crossing (NASDAQ: GLBC) provides telecommunications solutions over the world’s first integrated global IP-based network. Its core network connects more than 300 cities and 30 countries worldwide, and delivers services to more than 500 major cities, 50 countries and 6 continents around the globe. The company’s global sales and support model matches the network footprint and, like the network, delivers a consistent customer experience worldwide.

Global Crossing IP services are global in scale, linking the world’s enterprises, governments and carriers with customers, employees and partners worldwide in a secure environment that is ideally suited for IP-based business applications, allowing e-commerce to thrive. The company offers a full range of managed data and voice products including Global Crossing IP VPN Service, Global Crossing Managed Services and Global Crossing VoIP services, to more than 40 percent of the Fortune 500, as well as 700 carriers, mobile operators and ISPs.

Please visit www.globalcrossing.com <http://www.globalcrossing.com> for more information about Global Crossing.

# # #

Statements made in this press release that state the company’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “seek,” or similar expressions. Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements, including the conditioning of the company’s continued listing on the NASDAQ National Market on its timely filing with the SEC of all periodic reports for all reporting periods ending on or prior to September 30, 2005; the company’s history of substantial operating losses and the fact that, in the near term, funds from operations will not satisfy cash requirements; legal and contractual restrictions on the payment of dividends and the inter-company transfer of funds by the company’s subsidiaries, including restrictions under the senior secured notes indenture applicable to Global Crossing (UK) Telecommunications Limited (“GCUK”); the likelihood that the prices the company charges for its services will continue to decrease; the company’s ability to continue to connect its network to incumbent carriers’ networks or maintain Internet peering arrangements on favorable terms; the success of the company’s business realignment plan and the realization of anticipated cost savings; the consequences of any inadvertent violation of the company’s Network Security Agreement with the U.S. Government; the impact of actual and potential customers’ bankruptcies on the company’s sales prospects and results of operations; increased competition and pricing pressures resulting from technology advances and regulatory changes; competitive disadvantages relative to competitors with superior resources; the impact on the company’s competitiveness of its technology choices; the company’s dependence on third parties for many functions; political, legal and other risks due to the company’s substantial international operations; risks arising out of the company’s material weaknesses in internal controls and possible difficulties and delays in improving such controls; the concentration of GCUK’s revenue in a limited number of customers, and the rights of such customers to terminate their contracts or to simply cease purchasing services thereunder; and other risks referenced from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no duty to update information contained in this press release or in other public disclosures at any time.

CONTACT GLOBAL CROSSING:
Press Contacts
Becky Yeamans
+ 1 973-937-0155
PR@globalcrossing.com

Kendra Langlie
+ 1 305-808-5912
LatAmPR@globalcrossing.com

Mish Desmidt
Europe
+ 44 (0) 7771-668438
EuropePR@globalcrossing.com

Analysts/Investors Contact
Laurinda Pang
+ 1 800-836-0342
glbc@globalcrossing.com

4 PAGES OF FINANCIAL INFORMATION TO FOLLOW

Global Crossing Limited and Subsidiaries
Summary of Consolidated Revenues (unaudited)
($ in millions)
		Quarter Ended March 31, 2005			Quarter Ended December 31, 2004				Quarter Ended March 31, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK		ROW[1]	Eliminations	Total
Revenues:
Enterprise, carrier data and indirect channels	$111	$162	$273	$114	$157	$271	$114		$154	$—	$268
Wholesale voice	1	218	219	3	261	264	10		342	(1)	351
Consumer voice, small business group and trader voice	—	34	34	—	38	38	—		47	—	47
Consolidated revenues	$112	$414	$526	$117	$456	$573	$124		$543	$(1)	$666
Cost of access:
Enterprise, carrier data and indirect channels	$(34)	$(90)	$(124)	$(30)	$(88)	$(118)		$(35)	$(100)	$—	$(135)
Wholesale voice	(1)	(180)	(181)	(2)	(229)	(231)		(7)	(314)	1	(320)
Consumer voice, small business group and trader voice	—	(15)	(15)	—	(18)	(18)	—		(24)	—	(24)
Consolidated cost of access	$(35)	$(285)	$(320)	$(32)	$(335)	$(367)		$(42)	$(438)	$1	$(479)
Gross margin:
Enterprise, carrier data and indirect channels	$77	$72	$149	$84	$69	$153	$79		$54	$—	$133
Wholesale voice	—	38	38	1	32	33	3		28	—	31
Consumer voice, small business group and trader voice	—	19	19	—	20	20	—		23	—	23
Consolidated gross margin	$77	$129	$206	$85	$121	$206	$82		$105	$—	$187
[1]Rest of World (“ROW”) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

Global Crossing Limited and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
($ in millions)
	Quarter Ended March 31, 2005			Quarter Ended December 31, 2004			Quarter Ended March 31, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Eliminations	Total

REVENUES	$112	$414	$526	$117	$456	$573	$124	$543	$(1)	$666
OPERATING EXPENSES:
Cost of access	(35)	(285)	(320)	(32)	(335)	(367)	(42)	(438)	1	(479)
Third party maintenance	(9)	(17)	(26)	(9)	(18)	(27)	(10)	(21)	—	(31)
Other operating expenses	(44)	(164)	(208)	(41)	(157)	(198)	(43)	(150)	—	(193)
Depreciation and amortization	(11)	(26)	(37)	(9)	(28)	(37)	(13)	(30)	—	(43)
	(99)	(492)	(591)	(91)	(538)	(629)	(108)	(639)	1	(746)

OPERATING INCOME (LOSS)	13	(78)	(65)	26	(82)	(56)	16	(96)	—	(80)
OTHER INCOME (EXPENSE)
Interest expense, net	(13)	(8)	(21)	(4)	(11)	(15)	1	(6)	—	(5)
Other income (expense), net	(6)	(7)	(13)	12	30	42	1	3	—	4

INCOME (LOSS) BEFORE REORGANIZATION ITEMS, NET AND INCOME TAXES	(6)	(93)	(99)	34	(63)	(29)	18	(99)	—	(81)
Gain on preconfirmation contingencies	—	2	2	4	20	24	—	—	—	—
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(6)	(91)	(97)	38	(43)	(5)	18	(99)	—	(81)
Provision for income taxes	—	(9)	(9)	(19)	(4)	(23)	(3)	(11)	—	(14)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(6)	(100)	(106)	19	(47)	(28)	15	(110)	—	(95)
Discontinued operations, net of income tax	—	—	—	—	1	1	—	(13)	—	(13)

NET INCOME (LOSS)	(6)	(100)	(106)	19	(46)	(27)	15	(123)	—	(108)
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)	—	(1)	—	(1)
INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(6)	$(101)	$(107)	$19	$(47)	$(28)	$15	$(124)	$—	$(109)

[1]Rest of World (“ROW”) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

Global Crossing Limited and Subsidiaries
Condensed Consolidated Balance Sheets
($ in millions)

	March 31, 2005	December 31, 2004
	(unaudited)

ASSETS:
Current assets:
Cash and cash equivalents	$277	$365
Restricted cash and cash equivalents	7	4
Accounts receivable, net	286	298
Other current assets and prepaid costs	93	94
Current assets of discontinued operations	4	4

Total current assets	667	765
Property and equipment, net	1,032	1,065
Intangible assets, net	2	14
Other assets	94	87
Non current assets of discontinued operations	—	—

Total assets	$1,795	$1,931

LIABILITIES:
Total current liabilities	770	822
Debt with controlling shareholder	250	250
Long-term debt	392	396
Obligations under capital leases	85	90
Deferred revenue	129	135
Accrued restructuring costs	119	106
Deferred reorganization costs	31	31
Other deferred liabilities	49	50
Non current liabilities of discontinued operations	—	—
Total liabilities	1,825	1,880

SHAREHOLDERS’ EQUITY	(30)	51

Total liabilities and shareholders’ equity	$1,795	$1,931

* Balances as of December 31, 2003 reflect certain debt and equity restructuring, reorganization and fresh start accounting adjustments associated with Global Crossing Limited’s emergence on December 9, 2003.

Pursuant to the SEC’s Regulation G, the following table provides a reconciliation of Adjusted EBITDA, which is considered a non-GAAP (Generally Accepted Accounting Principles) financial metric, to net income, which is the most directly comparable GAAP measure. Global Crossing’s calculation of its Adjusted EBITDA measure may not be consistent with EBITDA measures of other companies. Management believes that Adjusted EBITDA is a relevant indicator of operating performance, especially in a capital-intensive industry such as telecommunications. Adjusted EBITDA is an important aspect of the company’s internal reporting and is also used by the investment community in assessing financial performance. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations.

Global Crossing Limited
Reconciliation of EBITDA to Net Loss (unaudited)
($ in millions)
	Quarter Ended March 31, 2005			Quarter Ended December 31, 2004			Quarter Ended March 31, 2004
	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total	GCUK	ROW[1]	Total

Adjusted EBITDA	$24	$(52)	$(28)	$35	$(54)	$(19)	$29	$(66)	$(37)
Depreciation and amortization	(11)	(26)	(37)	(9)	(28)	(37)	(13)	(30)	(43)
Interest (expense), net	(13)	(8)	(21)	(4)	(11)	(15)	1	(6)	(5)
Other income (expense), net	(6)	(7)	(13)	12	30	42	1	3	4
Gain on pre-confirmation contingencies	—	2	2	4	20	24	—	—	—
Income tax provision	—	(9)	(9)	(19)	(4)	(23)	(3)	(11)	(14)
Discontinued operations, net of income tax	—	—	—	—	1	1	—	(13)	(13)
Preferred stock dividends	—	(1)	(1)	—	(1)	(1)	—	(1)	(1)

Net income (loss) applicable to common shareholders	$(6)	$(101)	$(107)	$19	$(47)	$(28)	$15	$(124)	$(109)

[1]Rest of World (“ROW”) represents operations of Global Crossing Limited excluding Global Crossing (UK) Telecommunications Ltd.

Definitions:

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization, other income/ (expense), gain from pre-confirmation contingencies, reorganization items, net income from discontinued operations, and preferred stock dividends for the consolidated business of Global Crossing.